Exhibit (g)(5)




                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                           IN AND FOR NEW CASTLE COUNTY


------------------------------------------x
KALTER AND KAPLAN PROFIT SHARING PLAN -   :
Keogh F/B/O IVAN KALTER,                  :
                                          :
               Plaintiff,                 :
                                          : Civil Action No.14589
          - against -                     :
                                          :
                                          :
                                          :
JACQUES P. BLONDEAU; SERGE M.P. OSOUF;    : CLASS ACTION COMPLAINT
JEROME KARTER; JOHN R. COX; RAYMOND H.    : ----------------------
DECK; MICHAEL J. GUDEFIN; JEAN P. MASSE;  :
RICHARD M. MURRAY; PATRICK PEUGEOT;       :
JOHN W. POPP; FRANCOIS REACH; DAVID       :
J. SHERWOOD; SCOR SA and SCOR U. S.       :
CORPORATION,                              :
                                          :
               Defendants.                :
                                          :
------------------------------------------x


                  Plaintiff, by its attorneys, alleges the following upon

information and belief based upon the investigation of its

counsel, which included, among other things, a review of various public filings by the corporate defendants with the Securities and Exchange Commission ("S.E.C.") and various public articles detailed herein (except for those allegations which pertain to plaintiff, which allegations are based upon personal knowledge):

                  1. This action arises out of an unlawful scheme and

plan to acquire the remaining approximately 20% ownership of Scor

U. S. Corporation ("Scor U.S." or the "Company") in a going-

private transaction by its parent, Scor SA, a French Company

("Scor SA") for grossly inadequate consideration and in breach of defendants' fiduciary duties. Plaintiff alleges that it and the other public stockholders of Scor U.S. common stock are entitled to enjoin the proposed transaction, or alternatively, recover damages in the event the transaction is consummated.


                              THE PARTIES
                              -----------

                  2. Plaintiff is and at all relevant times was the

owner of 400 shares of common stock of Scor U.S.

                  3. Defendant Scor U.S. is a corporation organized and

existing under the laws of the State of Delaware with its

principal executive offices located at 110 William Street, Suite

1800, New York, New York 10038. It is a subsidiary of defendant

Scor SA. Scor U.S., through its subsidiaries, provides property and casualty insurance and reinsurance.  Reinsurance is provided to primary insurance companies on both a treaty and facultative basis.  Scor U.S.' subsidiary Scor Reinsurance Company

specializes in underwriting treaties covering standard and non-

standard automobile, commercial and technical risks and provides property, casualty and special risk coverages on a facultative basis.

                  4. Defendant Scor SA is a corporation organized and

existing under the laws of France with its principal executive offices located at 1 Avenue du President Wilson, 92800 Puteaux,

France. Scor SA is the largest shareholder of Scor U.S. It owns approximately 80% of the Company's common stock. As such, Scor

SA has effective control over the Company.

                  5. Defendant Jacques P. Blondeau ("Blondeau") is

Chairman of the Board of Directors of Scor U.S.  Blondeau is also

Chairman of the Board and Chief Executive Officer of defendant

Scor S.A.

                6.  Defendant Serge M.P. Osouf ("Osouf") is a Vice

Chairman of the Board of Directors of Scor U.S.  Osouf is also the General Manager of defendant Scor SA.

                7.  Defendant Patrick Peugeot ("Peugeot") is a

director of Scor U.S. Peugeot is Honorary Chairman and the

former Chairman of the Board and Chief Executive Officer of

defendant Scor SA.

                8.  Defendant Francois Reach ("Reach") is a director

of Scor U.S. Reach is Deputy General Manager and the former

Chief Investment Officer and Treasurer of defendant Scor SA.

                9.  Defendant David J. Sherwood ("Sherwood") is a

director of Scor U.S.

                10. Defendant John W. Popp ("Popp") is a director of

Scor U.S.

                11. Defendant Jerome Karter ("Karter") is a director of Scor U.S.

                12. Defendant John R. Cox ("Cox") is a director of

Scor U.S.

                13. Defendant Raymond H. Deck ("Deck") is a director of Scor U.S.

                14. Defendant Michel J. Gudefin ("Gudefin") is a

director of Scor U.S.

                15. Defendant Jean P. Masse ("Masse") is a director of

Scor U.S.

                  16. Defendant Richard M. Murray ("Murray") is a

director of Scor U.S.

                  17. The above-named individual defendants

(collectively the "individual Defendants") as officers and/or directors of the Company and/or as significant shareholders of the Company, owe fiduciary duties of good faith, loyalty, fair dealing, due care, and candor to plaintiff and the other members of the Class (as defined below).


                         CLASS ACTION ALLEGATIONS
                         ------------------------

                  18. Plaintiff brings this action pursuant to Rule 23

of the Rules of this Court, on behalf of itself and all other stockholders of the Company as of September 26, 1995 (the

"Class").  Excluded from the Class are the defendants herein,

members of their immediate families, and any subsidiary, firm,

trust, corporation, or other entity related to or affiliated with any of the defendants and their successors in interest, who are or will be threatened with injury arising from defendants'

actions.

                  19. This action is properly maintainable as a class

action for the following reasons:

                           (a) the Class is so numerous that joinder of all

members is impracticable. While the exact number of class

members is unknown to plaintiff at this time and can only be ascertained through appropriate discovery, there are more than three million shares of Scor U.S. common stock outstanding held by hundreds of shareholders of record. The holders of these shares are believed to be geographically dispersed throughout the

United States. Scor U.S. common stock is listed and actively traded on the New York Stock Exchange;

               (b) there are questions of law and fact which are

common to members of the Class and which predominate over any questions affecting only individual members. The common

questions include, inter alia the following:
                   ----- ----

                    (i) whether defendants have engaged and are

continuing to engage in a plan and scheme to benefit themselves at the expense of the members of the Class;

                   (ii) whether the Individual Defendants, as

directors and/or officers of the Company and/or as significant shareholders of the Company, have breached their fiduciary duties owed to plaintiff and the other members of the Class, including their duties of entire fairness, loyalty, due care, and candor;

                  (iii) whether defendants have disclosed all

material facts in connection with the challenged transaction; and

                   (iv) whether plaintiff and the other members

of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein;

               (c) the claims of plaintiff are typical of the

claims of the other members of the Class and plaintiff has no interest that is adverse or antagonistic to the interests of the

Class;

               (d) the plaintiff is committed to prosecuting this

action and has retained counsel competent and experienced in litigation of this nature. Plaintiff is an adequate representative of the Class and will fairly and adequately

protect the interests of the Class;

               (e) plaintiff anticipates that there will be no

difficulty in the management of this litigation; and

               (f) a class action is superior to other available

methods for adjudication of this controversy.


                         SUBSTANTIVE ALLEGATIONS
                         -----------------------

                  20. On September 26, 1995, the Dow Jones News Wire

announced that Scor SA would acquire the remaining shares of Scor

U.S. that it does not already own. Pursuant to the proposed

transaction, each of Scor U.S.' minority owned common shares will be converted into the right to receive $14 in cash (the "Buyout

Transaction").

                  21. The purpose of the Buyout Transaction is to enable

Scor SA to acquire one hundred (100%) percent equity ownership of

Scor U.S. and its valuable assets for its own benefit and the benefit of Scor SA, at the expense of Scor U.S.' public

stockholders who will be deprived of their equity investment and the benefits thereof including, among other things, the expected growth in the Company's profitability. Indeed, as disclosed on the Bloomberg Newswire on September 26, 1995, after it purchased the remaining 20% of Scor U.S., Scor SA intends to merge with

Holding Company Scor, which controls Scor SA, thus increasing the value of Scor U.S.

                22. The Buyout Transaction is the product of unfair

dealing, and the price of $14 cash per share to be paid to class members is unconscionable and unfair and so grossly inadequate as to constitute a gross breach of trust committed by defendants against the public stockholders because, among other things:

               (a) the announcement of the proposed Buyout

Transaction was made when the Company was poised for significant future growth and earnings as illustrated, inter alia, in the
                                           ----- ----

jump in the Company's net income to $4.8 million or $.27 per share, on a primary basis, in the second quarter of 1995 from

$600,000, or $.03 per share on a primary basis, for the second quarter of 1994 and earnings estimates compiled by Nelsons

estimate earnings per share of $.90 for fiscal 1995 and $.97 for fiscal 1996 up from the actual loss of $.43 per share in fiscal

1994;

               (b) the proposed Buyout Transaction comes at a

time when according to analysts, the reinsurance industry is recovering from a series of natural catastrophes including

Hurricane Andrew in 1992 and the Northridge earthquake in Los

Angeles, California. As noted by Derek Elias, an analyst at

Paribas Capital markets, "[w]e're seeing the effect of fewer natural catastrophes as well as pricing increases throughout the sector";

               (c) defendants undervalued Scor U.S.' common stock

by ignoring the full value of its assets and future prospects.

The Buyout Transaction does not reflect that Scor U.S.' financial condition is positive and will continue to improve as the national economy recovers.

               (d) because Scor SA controls an overwhelming

majority of the Company's common stock, no third party will bid for Scor U.S. Thus, defendants will be able to proceed with the

Buyout Transaction without an auction or other type of market check to maximize value for Scor U.S.' public shareholders.

               (e) defendants timed the announcement of the

Buyout Transaction to place an artificial lid or cap on the

market price for Scor U.S.' stock to enable Scor SA to acquire the minority stock at the lowest possible price. The agreed to merger price of $14 cash per Scor U.S. share represents an

approximate 28% premium over the closing price prior to the

announcement, but is below the closing market price of 15 on

September 26, 1995, and the trading price of 15 1/4 on September

27, 1995.

          23. By reason of their positions with Scor U.S. and

the controlling ownership of the Company, defendants are in

possession of non-public information concerning the financial condition and prospects of Scor U.S., and especially the true value and expected increased future value of Scor U.S. and its assets, which they have not disclosed to Scor U.S.' public

stockholders. Such concealed information is of critical

importance to class members in determining whether or not to seek the appraised value of their stock pursuant to the General

Corporation Law of Delaware.

                  24. Scor SA is intent on paying the lowest buyout

price to class members, whereas it and the Individual Defendants are duty-bound to maximize shareholder value. The defendant

fiduciaries have clear and material conflicts of interest and are acting to better thc interests of Scor SA at the expense of the

Scor U.S. public shareholders.

                  25. The proposed Buyout Transaction is wrongful,

unfair and harmful to Scor U.S.' minority public stockholders,

and represents an effort by Scor SA to aggrandize its own

financial position and interests at the expense of and to the detriment of class members. The Buyout Transaction is an attempt to deny plaintiff and the other members of the Class their right to share proportionately in the true value of Scor U.S.' valuable assets, future growth in profits, earnings and dividends, while usurping the same for the benefit of Scor SA on unfair and

inadequate terms.

                  26. Defendants, in failing to disclose the material

non-public information in their possession as to the value of

Scor U.S.' assets, the full extent of the future earnings

potential of Scor SA and its expected increase in profitability,

are engaging in self-dealing, are not acting in good faith toward plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the

Class.

                  27. As a result of defendants' unlawful actions,

plaintiff and the other members of the Class will be damaged in that they will not receive their fair portion of the value of

Scor U.S.' assets and business and will be prevented from

obtaining the real value of their equity ownership of the

Company. Unless the proposed Buyout Transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to the plaintiff and the members of the Class, will not engage in arm's-length negotiations on the merger terms, and will consummate and close the proposed merger complained of and succeed in their plan described above, all to the irreparable harm of the members of the Class.

                  28. Plaintiff and the other members of the Class have

no adequate remedy at law.

                  WHEREFORE, plaintiff demands judgment as follows:

                  (a) declaring this action to be a proper classs action

and certifying plaintiff as the representative of the Class;

                  (b) ordering defendants to carry out their fiduciary

duties to plaintiff and the other members of the Class, including those duties of care, loyalty, and candor;

                  (c) granting preliminary and permanent injunctive

relief against the consummation of the Buyout Transaction as described herein;

                  (d) in the event the Buyout Transaction is consummated,

rescinding the Buyout Transaction and/or awarding rescissory damages to the Class;

                  (e) ordering defendants, jointly and severally, to

account to plaintiff and other members of the Class for all damages suffered and to be suffered by them as the result of the acts and transactions alleged herein;

                  (f) awarding plaintiff the costs and disbursements of

the action including allowances for plaintiff's reasonable

attorneys and experts fees; and

                  (g) granting such other and further relief as the

Court may deem just and proper.



                              ROSENTHAL, MONHAIT, GROSS
                               & GODDESS, P.A.



                              By: /s/ Joseph A. Rosenthal
                                 ----------------------------------
                              First Federal Plaza
                              P.O Box 1070
                              Wilmington, DE 19899

                              Attorneys for Plaintiff

OF COUNSEL:

ZWERLING, SCHACHTER, ZWERLING
  & KOPPELL, LLP
767 Third Avenue
New York, NY 10017-2023